Exhibit 2.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2021, Santander UK Group Holdings plc (“Santander UK,” “we,” “us,” or “our”) had the following series of debt securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the “Act”), which are all listed on the New York Stock Exchange:

Debt Securities (interest rate)	Principal	Interest Payment Dates (in arrear)	Issue Date	Maturity Date	Redemption rights	Events of Default	Prospectus Supplement	Indenture
3.571% Notes due 2023	US$1,000,000,000	Each January 10 and July 10	January 10, 2017	January 10, 2023	Tax redemption(1) Optional redemption(2) Optional redemption date: January 10, 2022 Notice Period: At least 30 days but not more than 60 days’ notice prior to the redemption date	Events of Default(4)	Prospectus Supplement dated January 3, 2017	Senior Indenture dated October 9, 2015
3.823% Fixed Rate/Floating Rate Notes due 2028 Fixed Rate: 3.823% per year Floating Rate: LIBOR(6) plus 1.400% per year	US$1,000,000,000	Fixed Rate Period: Each May 3 and November 3, to (but excluding) November 3, 2027 Floating Rate Period: February 3, 2028, May 3, 2028, August 3, 2028 and November 3, 2028	November 3, 2017	November 3, 2028	Tax redemption(1)
Optional redemption(2)
Optional redemption date: November 3, 2027
Loss Absorption Disqualification Event Call Option(3)
					Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated October 27, 2017	Amended and Restated Senior Indenture dated April 18, 2017
3.373% Fixed Rate/Floating Rate Notes due 2024 Fixed Rate: 3.373% per year Floating Rate: LIBOR(6) plus 1.080% per year	US$1,000,000,000	Fixed Rate Period: Each January 5 and July 5, to (but excluding) January 5, 2023 Floating Rate Period: April 5, 2023, July 5, 2023, October 5, 2023 and January 5, 2024	January 5, 2018	January 5, 2024	Tax redemption(1)
Optional redemption(2)
Optional redemption date: January 5, 2023
Loss Absorption Disqualification Event Call Option(3)
					Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated January 2, 2018	Amended and Restated Senior Indenture dated April 18, 2017

Debt Securities (interest rate)	Principal	Interest Payment Dates (in arrear)	Issue Date	Maturity Date	Redemption rights	Events of Default	Prospectus Supplement	Indenture
4.796% Fixed Rate/Floating Rate Notes due 2024 Fixed Rate: 4.796% per year Floating Rate: LIBOR(6) plus 1.570% per year	US$1,000,000,000	Fixed Rate Period: Each May 15 and November 15, to (but excluding) November 15, 2023 Floating Rate Period: February 15, 2024, May 15, 2024, August 15, 2024 and November 15, 2024	November 15, 2018	November 15, 2024	Tax redemption(1)
Optional redemption(2)
Optional redemption date: November 15, 2023
Loss Absorption Disqualification Event Call Option(3)
					Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated November 7, 2018	Amended and Restated Senior Indenture dated April 18, 2017
1.532% Fixed Rate Resetting Notes due 2026 Initial Interest Rate: 1.532% per year, from the issue date to the Reset Date(7). Subsequent Interest Rate: From the Reset Date to the Maturity Date, the sum of the "then- prevailing U.S. Treasury Rate(8) on the Reset Determination Date (9) plus 1.250%"	US$1,000,000,000	Each February 21 and August 21	August 21, 2020	August 21, 2026	Tax redemption(1) Optional redemption(2) Optional redemption date: August 21, 2025 Loss Absorption Disqualification Event Call Option(3) Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated August 17, 2020	Amended and Restated Senior Indenture dated April 18, 2017
1.089% Fixed Rate/Floating Rate Notes due 2025 Initial Interest Rate: 1.089% per year, from the issue date to the Reset Date(10). Subsequent Interest Rate: From the Reset Date to the Maturity Date, the Benchmark (11) plus 0.787%	US$1,400,000,000	Fixed Rate Period: Each March 15 and September 15, to (but excluding) March 15, 2024 Floating Rate Period: June 15, 2024, September 15, 2024, December 15, 2024 and March 15, 2025	March 15, 2021	March 15, 2025	Tax redemption(1) Optional redemption(2) Optional redemption date: March 15, 2024 Loss Absorption Disqualification Event Call Option(3) Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated March 8, 2021	Amended and Restated Senior Indenture dated April 18, 2017

Debt Securities (interest rate)	Principal	Interest Payment Dates (in arrear)	Issue Date	Maturity Date	Redemption rights	Events of Default	Prospectus Supplement	Indenture
2.896% Fixed Rate/Floating Rate Notes due 2032 Initial Interest Rate: 2.896% per year, from the issue date to the Reset Date(12). Subsequent Interest Rate: From the Reset Date to the Maturity Date, the Benchmark (11) plus 1.475%	US$600,000,000	Fixed Rate Period: Each March 15 and September 15, to (but excluding) March 15, 2031 Floating Rate Period: June 15, 2031, September 15, 2031, December 15, 2031 and March 15, 2032	March 15, 2021	March 15, 2032	Tax redemption(1) Optional redemption(2) Optional redemption date: March 15, 2031 Loss Absorption Disqualification Event Call Option(3) Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated March 8, 2021	Amended and Restated Senior Indenture dated April 18, 2017
1.673% Fixed Rate/Floating Rate Notes due 2027 Initial Interest Rate: 1.673% per year, from the issue date to the Reset Date(13). Subsequent Interest Rate: From the Reset Date to the Maturity Date, the Benchmark (11) plus 0.989%	US$1,000,000,000	Fixed Rate Period: Each June 14 and December 14, to (but excluding) June 14, 2026 Floating Rate Period: September 14, 2026, December 14, 2026, March 14, 2027 and June 14, 2027	June 14, 2021	June 14, 2027	Tax redemption(1) Optional redemption(2) Optional redemption date: June 14, 2026 Loss Absorption Disqualification Event Call Option(3) Notice Period: At least 30 days but not more than 60 days’ prior to the redemption date	Defaults and Events of Default(5)	Prospectus Supplement dated June 7, 2021	Amended and Restated Senior Indenture dated April 18, 2017
(1)    Tax Redemption means that we have the right to redeem the applicable series of debt securities on the terms described below under “Tax redemption.”
(2)    Optional redemption means that we have the right to redeem the applicable series of certain series of debt securities on the terms described below under “Optional redemption.”
(3)    Loss Disqualification Event Call Option means that we have the right to redeem the applicable series of debt securities on the terms described below under “Loss Disqualification Event.”
(4)    “Events of Default” means the events of default described below under “Events of Default” are applicable to the relevant series of debt securities.
(5)    “Defaults and Events of Default” means the events of default described below under “Defaults and Events of Default” are applicable to the relevant series of debt securities.
(6)    The calculation of LIBOR for the applicable series of debt securities is described below under “Calculation of LIBOR.”
(7)    “Reset Date” means August 21, 2025.
(8)    “U.S. Treasury Rate” means the rate described below under "Interest - 1.532% Fixed Rate Resetting Notes due 2026."
(9)    “Reset Determination Date” means the second business day immediately preceding the Reset Date.
(10)    “Reset Date” means March 15, 2024.
(11)    “The calculation of the Benchmark for the applicable series of debt securities is described below under “Calculation of SOFR.”
(12)    “Reset Date” means March 15, 2031.
(13)    “Reset Date” means June 14, 2026.

The summary set out below of the general terms and provisions of our debt securities does not purport to be complete and is subject to and qualified by reference to, all of the definitions and provisions of the relevant indenture (as listed in the table above), any supplement to the relevant indenture and the form of the instrument representing each series of debt securities. Certain terms, unless otherwise defined here, have the meaning given to them in the relevant indenture.

General
Our debt securities registered pursuant to Section 12(b) of the Act comprise senior fixed rate notes issued under the 2015 Senior Indenture (as defined below) (“the Fixed Rate Notes”), senior fixed rate/floating rate notes issued under the 2017 Senior Indenture (as defined below) (the “Fixed Rate/Floating Rate Notes”) and the 1.532% Fixed Rate Resetting Notes due 2026 issued under the 2017 Senior Indenture (together with the Fixed Rate Notes and the Fixed Rate/Floating Rate Notes, the “debt securities”).
The Fixed Rate Notes were issued under an indenture dated as of October 9, 2015, entered into between us and Citibank, N.A. , as trustee (as successor to Wells Fargo Bank, National Association pursuant to an agreement of resignation, appointment and acceptance dated March 4, 2021 among us, the trustee and Wells Fargo Bank, National Association), (the “2015 Senior Indenture”). Each Series of Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026 was issued under an amended and restated indenture dated as of April 18, 2017, entered into between us and Citibank, N.A. , as trustee (as successor to Wells Fargo Bank, National Association pursuant to an agreement of resignation, appointment and acceptance dated March 4, 2021 among us, the trustee and Wells Fargo Bank, National Association), (the “2017 Senior Indenture”). The 2015 Senior Indenture and the 2017 Senior Indenture, and any respective supplements thereto, are referred to herein individually as an “indenture” and collectively as the “indentures.” The terms of the debt securities include those stated in the relevant indenture and any supplements thereto, and those terms made part of the relevant indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each series of debt securities listed in the table above was issued pursuant to an effective registration statement and a related prospectus and prospectus supplement setting forth the terms of the relevant series of debt securities. The indentures do not limit the amount of debt securities that we may issue. We may issue debt securities in one or more series and we may, without the consent of the holders of the debt securities of any series, issue additional debt securities, having the same ranking and same interest rate, maturity date, redemption terms and other terms as the debt securities. In respect of the 3.751% Notes due 2023, we may issue additional debt securities of the same series, provided however that such additional debt securities must be either treated as part of the same issue of debt instruments for U.S. federal income tax purposes or be issued with an issue price that is no less than the adjusted issue price of the debt securities at the time of the issuance of such debt securities for U.S. federal income tax purposes. In respect of the 3.823% Fixed Rate/Floating Rate Notes due 2028, the 3.373% Fixed Rate/Floating Rate Notes due 2024, the 4.796% Fixed Rate/Floating Rate Notes due 2024, the 1.532% Fixed Rate Resetting Notes due 2026, the 1.089% Fixed Rate/Floating Rate Notes due 2025, the 2.896% Fixed Rate/Floating Rate Notes due 2032 and the 1.673% Fixed Rate/Floating Rate Notes due 2027 we may issue additional debt securities of the same series, provided however that such additional debt securities shall be issued under a separate CUSIP, Common Code and/or ISIN number unless the additional debt securities are issued pursuant to a “qualified reopening” of the debt securities offered by the relevant prospectus supplement, are otherwise treated as part of the same “issue” of debt instruments as the debt securities offered by the relevant prospectus supplement, or the debt securities offered in the relevant prospectus supplement and the additional debt securities are issued with no more than a de minimis amount of original issue, discount, in each case for U.S. federal income tax purposes.

The debt securities are not secured by any assets or property of Santander UK Group Holdings plc or any of its subsidiaries or affiliates (including Santander UK plc).
Holders of the debt securities have no voting rights except those described under the heading “Modification and Waiver” below.
The debt securities are not subject to any sinking fund.
Interest
The relevant interest rates and interest payment dates of the debt securities are set out in the table above.
Interest on the Fixed Rate Notes, the Fixed Rate/Floating Rate Notes (during the fixed rate period) and the 1.532% Fixed Rate Resetting Notes due 2026 is computed on the basis of a 360-day year of twelve 30-day months, and, in the case of the floating rate interest period of the Fixed Rate/Floating Rate Notes, on the basis of the actual number of days elapsed in each floating rate interest period and a 360-day year.
Payments
If any scheduled fixed rate interest payment date for the Fixed Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, and during the fixed rate period of the Fixed Rate/Floating Rate Notes would fall on a day that is not a Business Day (as defined below), then the fixed rate interest payment date will be postponed to the next succeeding business day, but no additional interest shall accrue and be paid unless we fail to make payment on such next succeeding business day. If any scheduled floating rate interest payment date, other than the maturity date, during the floating rate period of the Fixed Rate/Floating Rate Notes, would fall on a day that is not a Business Day, such floating rate interest payment date will be postponed to the next succeeding Business Day and interest thereon will continue to accrue to but excluding such succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, the floating rate interest payment date will be the immediately preceding Business Day and interest shall accrue to but excluding such preceding Business Day. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.
Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Floating Rate Interest – LIBOR
The 3.823% Fixed Rate/Floating Rate Notes due 2028, the 3.373% Fixed Rate/Floating Rate Notes due 2024 and the 4.796% Fixed Rate/Floating Rate Notes due 2024 will bear interest during the floating rate period at the then-applicable U.S. dollar three-month London Interbank Offered Rate (“LIBOR”), reset quarterly on the applicable interest payment date (the “interest reset date”), plus a certain percentage per year as set forth in the table above.
Citibank, N.A., or its successor appointed by us, as calculation agent, determines the floating interest rate for each floating rate interest period by reference to the then-applicable LIBOR on the applicable interest determination date. The interest determination date for each floating rate interest period is the second London banking day (being any day on which dealings in U.S. dollars are transacted in the London interbank market) preceding the applicable interest reset date.
Calculation of LIBOR
3.823% Fixed Rate/Floating Rate Notes due 2028 and 3.373% Fixed Rate/Floating Rate Notes due 2024
Under the terms of the 3.823% Fixed Rate/Floating Rate Notes due 2028 and the 3.373% Fixed Rate/Floating Rate Notes due 2024, LIBOR means, as of any interest determination date:

(1)the offered quotation to leading banks in the London interbank market for three-month U.S. dollar deposits (i) as defined by (A) the ICE Benchmark Administration (“IBAM”), (B) its successor in such capacity, or (C) such other person assuming the responsibility of IBAM or its successor in calculating the London Inter-Bank Offered Rate in the event IBAM or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date; and
(2)if no such rate is so published on such interest determination date due to a temporary disruption in service or the market, then the rate for such interest determination date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. dollar deposits quoted to the calculation agent by each of four major reference banks in the London interbank market (which may include affiliates of the underwriters of the applicable series of debt securities), as selected by the us, as of 11:00 a.m., London time, on such interest determination date (it being understood that at least two such quotes must have been so provided to the calculation agent); or
(3)if LIBOR cannot be determined under sub-paragraph (1) hereof due to the London Inter-Bank Offered Rate having been permanently discontinued or it being unlawful for either the calculation agent or the issuer to determine or use the London Inter-Bank Offered Rate, then the rate of interest for such interest determination date will be the rate determined for or otherwise applicable during the last preceding interest period (without any margin, if such preceding interest period falls within the Fixed Rate Period).
The amount of interest accrued on the applicable series of debt securities to each floating rate period interest payment date will be calculated by multiplying the principal amount of such debt securities by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or, if none, the applicable fixed interest rate of the debt securities.
4.796% Fixed Rate/Floating Rate Notes due 2024
Under the terms of the 4.796% Fixed Rate/Floating Rate Notes due 2024, LIBOR means, as of any interest determination date:
(1)the offered quotation to leading banks in the London interbank market for three-month U.S. dollar deposits (i) as defined by (A) the ICE Benchmark Administration ("IBAM"), (B) its successor in such capacity, or (C) such other person assuming the responsibility of IBAM or its successor in calculating the London Inter-Bank Offered Rate in the event IBAM or its successor no longer do so, and (ii) as calculated by their appointed calculation agent and published, as such rate appears on either the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or, if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such interest determination date;
(2)if no such rate is so published on such interest determination date due to a temporary disruption in service or the market, then the rate for such interest determination date shall be the arithmetic mean (rounded to five decimal places, with 0.000005 being rounded upwards) of the rates for three-month U.S. dollar deposits quoted to the calculation agent by each of four major reference banks in the London interbank market (which may include affiliates of the underwriters of such debt securities), as selected by us, as of 11:00 a.m., London time, on such interest determination date:
–if at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates; or
–if fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR as determined for or otherwise applicable during the last preceding interest period.
(3)Notwithstanding clause (2) above, with respect to an interest determination date on which no rate appears on the relevant screen page, if we (in consultation with the calculation agent) determine that LIBOR has ceased to be published on the relevant screen page as a result of LIBOR ceasing to be calculated or administered for publication thereon or that it is unlawful for either the calculation agent or us to determine or use the London Inter-Bank Offered Rate, we will use reasonable efforts to appoint an Independent Adviser to determine (in consultation with us) the Alternative Base Rate and the Alternative Screen Page by no later than five business days prior to the interest determination date relating to the next succeeding interest period (the “interest determination cut-off date”) for the purpose of determining the rate of interest applicable to the floating rate notes for all future interest periods (subject to the subsequent operation of this paragraph (3)). If we are unable to appoint an Independent Adviser, or if the Independent Adviser fails to determine the Alternative Base Rate and the Alternative Screen Page prior to the interest determination cut-off date, we will determine the Alternative Base Rate and the Alternative Screen Page for such Interest Period; provided that if we do not determine the Alternative Base Rate and the Alternative Screen Page prior to the interest determination date for such interest period, the interest rate for such interest period will be equal to the interest rate in effect for the immediately preceding interest period.
“Adjustment Spread” means a spread (which may be positive or negative) or formula or methodology for calculating a spread, which the Independent Adviser (in consultation with us) or, only if the Independent Adviser fails to make any such determination, we, determine is required to be applied to the Alternative Base Rate, as a result of the replacement of LIBOR with the Alternative Base Rate and is the spread, formula or methodology which:
(A) has been formally recommended, or formally provided as an option for parties to elect to adopt, by the Bank of England (or any committee thereof or other body appointed or endorsed thereby for such purpose) in relation to the replacement of LIBOR with the Alternative Base Rate;
(B) the Independent Adviser (in consultation with us) or, failing which, we, determine is recognized or acknowledged as being in customary market usage for the purposes of determining floating rates of interest in respect of securities denominated in U.S. dollars, where such rate has been replaced by the Alternative Base Rate; or
(C) if no such customary market usage is recognized or acknowledged, the Independent Adviser in its discretion (in consultation with us), or, failing which, we in our discretion, determine (acting in good faith) to be appropriate;
“Alternative Base Rate” means the rate that the Independent Adviser or, failing which, we determine has replaced LIBOR in customary market usage for determining floating interest rates in respect of bonds denominated in U.S. dollars or, if the Independent Adviser or, failing which, we (in consultation with the calculation agent and acting in good faith and a commercially reasonable manner) determine that there is no such rate, such other rate as the Independent Adviser or, failing which, we (in consultation with the calculation agent and acting in good faith and a commercially reasonable manner) determine in its or our sole discretion is most comparable to LIBOR. If the Alternative Base Rate is determined, such Alternative Base Rate will be the Alternative Base Rate for the remaining interest periods (subject to the subsequent operation of paragraph (3) above).
“Alternative Screen Page” means the alternative screen page, information service or source on which the Alternative Base Rate appears (or such other screen page, information service or source as may replace the alternative screen page, information service or source, in each case, as may be nominated by the person providing or sponsoring the information appearing on such screen page, information service or source for purposes of displaying comparable rates).
“Independent Adviser” means an independent financial institution of international repute or other independent adviser experienced in the international capital markets, in each case appointed by us at our own expense.

If the Independent Adviser (in consultation with us) or, only if the Independent Adviser fails to make any such determination, we, determine that an Adjustment Spread is required to be applied to the Alternative Base Rate and determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Alternative Base Rate. If the Independent Adviser is, or, failing which, we are, as the case may be, unable to determine the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Alternative Base Rate will apply without an Adjustment Spread.
If the Independent Adviser or, failing which, we, determine the Alternative Base Rate or any Adjustment Spread, the Independent Adviser or, failing which, we, may also, following consultation with the calculation agent, make changes to the Alternative Base Rate or the Adjustment Spread, as well as the day count fraction, the business day convention, the definition of business day, the remaining interest determination dates and any method for obtaining the substitute or successor base rate if the Alternative Base Rate or the Alternative Screen Page is unavailable on the relevant interest determination date or otherwise, in each case in order to follow market practice, as well as any other changes that we, following consultation with the Independent Adviser (if appointed), determine in good faith are reasonably necessary to ensure the proper operation of the Alternative Base Rate, as well as the comparability of the interest rate determined by reference to the Alternative Base Rate to the interest rate determined by reference to LIBOR (the "Floating Rate Calculation Changes"). Any Floating Rate Calculation Changes will apply to the floating rate notes for all future interest rate periods (subject to the subsequent operation of paragraph (3) above).
We will promptly give notice of the determination of the Alternative Base Rate, any Adjustment Spread, the Alternative Screen Page and any Floating Rate Calculation Changes to the trustee, the paying agent, the calculation agent and the holders of debt securities; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.
The amount of interest accrued on the debt securities to (but excluding) each floating rate period interest payment date will be calculated by multiplying the principal amount of the applicable series of Fixed Rate/Floating Rate Notes by an accrued interest factor. The accrued interest factor will be equal to the sum of the interest factors calculated for each day in the period for which interest is being paid. The interest factor for each day is equal to the interest rate applicable to that day divided by 360. The interest rate in effect on any interest reset date will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding interest reset date, or, if none, the fixed interest rate of the debt securities.
By its acquisition of the applicable series of debt securities, each holder of such debt securities (including each holder of a beneficial interest in the debt securities) (i) will acknowledge, accept, consent and agree to be bound by the Independent Adviser's or our determination of the Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread and any Floating Rate Calculation Changes, including as may occur without any prior notice from us and without the need for us to obtain any further consent from such holder of such debt securities, (ii) will waive any and all claims, in law and/or in equity, against the trustee, the paying agent and the calculation agent for, agree not to initiate a suit against the trustee, the paying agent and the calculation agent in respect of, and agree that none of the trustee, the paying agent or the calculation agent will be liable for, the determination of or the failure to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread or any Floating Rate Calculation Changes and any losses suffered in connection therewith and (iii) will agree that none of the trustee, the paying agent or the calculation agent will have any obligation to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread or any Floating Rate Calculation Changes (including any adjustments thereto), including in the event of any failure by us to determine any Alternative Base Rate, the Alternative Screen Page, any Adjustment Spread and any Floating Rate Calculation Changes.
Floating Rate Interest – SOFR
The 1.089% Fixed Rate/Floating Rate Notes due 2025, 2.896% Fixed Rate/Floating Rate Notes due 2032 and 1.673% Fixed Rate/Floating Rate Notes due 2027 will bear interest during the applicable floating rate period as set forth in the table above (each, a “Floating Rate Interest Period”) at the then-applicable Benchmark, which will initially be Compounded SOFR Index Rate (each as defined below), calculated quarterly on each interest determination date, plus a certain percentage per year as set forth in the table above (each, a “Margin”).
Citibank, N.A., or its successor appointed by us, as calculation agent, determines the floating interest rate for each floating rate interest period by reference to the then-applicable Benchmark on the applicable interest determination date. The “Interest Determination Date” for each Floating Rate Interest Period is the second Business Day preceding the applicable floating rate period interest payment date as set forth in the table above (each, a “Floating Rate Interest Period Payment Date”).
Calculation of SOFR
Under the terms of the 1.089% Fixed Rate/Floating Rate Notes due 2025, 2.896% Fixed Rate/Floating Rate Notes due 2032 and 1.673% Fixed Rate/Floating Rate Notes due 2027, the "Benchmark" means, initially, Compounded SOFR Index Rate; provided that if a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR or the then-current Benchmark, then "Benchmark" means the applicable Benchmark Replacement.
"Compounded SOFR Index Rate" means, in relation to a Floating Rate Interest Period, the rate computed by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded if necessary to the nearest seventh decimal place, with 0.00000005 being rounded upwards):

Where:
“d’’ is the number of calendar days from (and including) SOFR IndexStart to (but excluding) SOFR IndexEnd (being the number of calendar days in the Observation Period);
‘‘SOFR IndexStart’’ is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the first date of the relevant Floating Rate Interest Period;
‘‘SOFR IndexEnd’’ is the SOFR Index value for the day which is two U.S. Government Securities Business Days preceding the Floating Rate Period Interest Payment Date relating to such Floating Rate Interest Period;
‘‘SOFR Index’’ means, with respect to any U.S. Government Securities Business Day:
(1) the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator's Website at the SOFR Determination Time; provided that:
(2) if a SOFR Index value does not so appear as specified in (1) above at the SOFR Determination Time, then (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR Index Rate shall be the rate determined pursuant to the "SOFR

Index Unavailability" provisions below or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred in respect of SOFR, then Compounded SOFR Index Rate shall be the rate determined pursuant to the "Benchmark Transition Provisions" below.
‘‘SOFR’’ means, with respect to any U.S. Government Securities Business Day, the rate determined by the calculation agent in accordance with the following provisions:
(1) the Secured Overnight Financing Rate published for such U.S. Government Securities Business Day as such rate appears on the NY Federal Reserve's website on the immediately following U.S. Government Securities Business Day at the SOFR Determination Time.
(2) if the rate does not so appear, the Secured Overnight Financing Rate published on the NY Federal Reserve's website for the first preceding U.S. Government Securities Business Day for which the Secured Overnight Financing Rate was published on the NY Federal Reserve's website.
"NY Federal Reserve's website" means the website of the Federal Reserve Bank of New York (the "NY Federal Reserve"), currently at http://www.newyorkfed.org, or any successor website of the NY Federal Reserve or the website of any successor administrator of the Secured Overnight Financing Rate.
"Observation Period" means, in respect of each Floating Rate Interest Period, the period from (and including) the day falling two U.S. Government Securities Business Days prior to the first day of the relevant Floating Rate Interest Period to (but excluding) the day falling two U.S. Government Securities Business Days prior to the relevant Floating Rate Period Interest Payment Date for such Floating Rate Interest Period.
"SOFR Administrator" means the Federal Reserve Bank of New York (or a successor administrator of SOFR).
"SOFR Administrator's Website" means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.
"SOFR Determination Time" means, with respect to any U.S. Government Securities Business Day, 3:00 p.m. (New York City time) on such U.S. Government Securities Business Day.
"U.S. Government Securities Business Day" means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (SIFMA) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
Notwithstanding clauses (1) and (2) of the definition of "SOFR" above, if we or our designee (in consultation with us) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and related Benchmark Replacement Date have occurred with respect to SOFR, then the "Benchmark Transition Provisions" set forth below will thereafter apply to all determinations of the rate of interest payable on the applicable series of Fixed Rate/Floating Rate Notes during the applicable Floating Rate Interest Period.
In accordance with and subject to the Benchmark Transition Provisions, after a Benchmark Transition Event and related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period on the applicable series of Fixed Rate/Floating Rate Notes during the applicable Floating Rate interest Period will be determined by reference to a rate per annum equal to the Benchmark Replacement plus the relevant Margin.
"designee" means an affiliate or any other agent of the issuer.
"Reference Time" means (1) if the Benchmark is Compounded SOFR Index Rate, the SOFR Determination Time, and (2) if the Benchmark is not Compounded SOFR Index Rate, the time determined by us or our designee (in consultation with us) in accordance with the Benchmark Replacement Conforming Changes.
SOFR Index Unavailability
If SOFR IndexStart or SOFR IndexEnd is not published on the relevant interest determination date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, "Compounded SOFR Index Rate" will mean, for the relevant interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator's Website at https:// www.newyorkfed.org/markets/treasury-repo-reference-rates-information (or such successor website). For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to "calculation period" shall be replaced with "Observation Period" and the words "that is, 30-, 90-, or 180- calendar days" shall be removed. If the daily SOFR ("SOFRi") does not so appear for any day, "i" in the Observation Period, SOFRi for such day "i" shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator's Website.
Benchmark Transition Provisions
If we or our designee (in consultation with us) determine that a Benchmark Transition Event and related Benchmark Replacement Date have occurred prior to the applicable Reference Time in respect of any determination of the Benchmark on any date, the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes relating to applicable series of Fixed Rate/Floating Rate Notes during the applicable Floating Rate Interest Period in respect of such determination on such date and all determinations on all subsequent dates; provided that, if we or our designee (in consultation with us) are unable to or do not determine a Benchmark Replacement in accordance with the provisions below prior to 5:00 p.m. (New York time) on the relevant Interest Determination Date, the interest rate for the related Floating Rate Interest Period will be equal to the interest rate in effect for the immediately preceding Floating Rate Interest Period or, in the case of the Interest Determination Date prior to the first Floating Rate Period Interest Payment Date, the Initial Interest Rate for the applicable series of Fixed Rate/Floating Rate Notes as specified in the table above.
"Benchmark Replacement" means the first alternative set forth in the order below that can be determined by us or our designee (in consultation with us) as of the Benchmark Replacement Date:
(1)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor (if any) and (b) the Benchmark Replacement Adjustment;
(2)    the sum of: (a) the International Swaps and Derivatives Association, Inc. (“ISDA”) Fallback Rate and (b) the Benchmark Replacement Adjustment; and
(3)    the sum of: (a) the alternate rate of interest that has been selected by us or our designee (in consultation with us) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.
In connection with the implementation of a Benchmark Replacement, we or our designee (in consultation with us) will have the right to make changes to (1) any Interest Determination Date, Floating Rate Period Interest Payment Date, Reference Time, business day convention or Floating Rate Interest Period, (2) the manner, timing and frequency of determining the rate and amounts of interest that are payable on the applicable series of Fixed Rate/Floating Rate Notes during the applicable Floating Rate Interest Period, and the conventions relating to such determination and calculations with respect to interest, (3) rounding conventions, (4) tenors and (5) any other terms or provisions of the applicable series of Fixed Rate/Floating Rate Notes during the applicable Floating Rate Interest Period, in each case that we or our designee (in consultation with us) determine, from time to time, to be appropriate to reflect the determination and implementation of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we or our designee (in consultation with us) decide that implementation of any portion of such market practice is not administratively feasible or determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we or our designee (in consultation with us) determine is appropriate (acting in good faith)) (the "Benchmark Replacement Conforming Changes"). Any Benchmark Replacement Conforming Changes will apply to the applicable series of Fixed Rate/Floating Rate Notes for all future Floating Rate Interest Periods.
We will promptly give notice of the determination of the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes to the trustee, the paying agent, the calculation agent and the holders of the applicable series of Fixed Rate/Floating Rate Notes; provided that failure to provide such notice will have no impact on the effectiveness of, or otherwise invalidate, any such determination.
All determinations, decisions, elections and any calculations made by us or our designee for the purposes of determining the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes will be conclusive and binding on the holders of the applicable series of Fixed Rate/Floating Rate Notes, us, the calculation agent, the trustee and the paying agent, absent manifest error. If made by our designee, such determinations, decisions, elections and calculations will be made after consulting with us, and our designees will not make any such determination, decision, election or calculation to which we object. Notwithstanding anything to the contrary in the Indenture or the applicable series of Fixed Rate/Floating Rate Notes, any determinations, decisions, calculations or elections made in accordance with this provision will become effective without consent from the holders of the applicable series of Fixed Rate/Floating Rate Notes or any other party.
Any determination, decision or election relating to the Benchmark will be made by us on the basis described above. The calculation agent shall have no liability for not making any such determination, decision or election. In addition, we may designate an entity (which may be our affiliate) to make any determination, decision or election that we have the right to make in connection with the determination of the Benchmark.
Notwithstanding any other provision of "Benchmark Transition Provisions" set forth above, no Benchmark Replacement will be adopted, nor will the applicable Benchmark Replacement Adjustment be applied, nor will any Benchmark Replacement Conforming Changes be made, if in our determination, the same could reasonably be expected to prejudice the qualification of the applicable series of Fixed Rate/Floating Rate Notes as eligible liabilities or loss absorbing capacity instruments for the purposes of the Capital Rules (as defined below under “Loss Absorption Disqualification Call Option”).

Agreement with Respect to the Benchmark Replacement

By its acquisition of the applicable series of Fixed Rate/Floating Rate Notes, each holder of such series of Fixed Rate/Floating Rate Notes (including each holder of a beneficial interest in such series of Fixed Rate/Floating Rate Notes) (i) will acknowledge, accept, consent and agree to be bound by our or our designee's determination of a Benchmark Transition Event, a Benchmark Replacement Date, the Benchmark Replacement, the Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, including as may occur without any prior notice from us and without the need for us to obtain any further consent from such holder of the applicable series of Fixed Rate/Floating Rate Notes, (ii) will waive any and all claims, in law and/or in equity, against the trustee, the paying agent and the calculation agent or our designee for, agree not to initiate a suit against the trustee, the paying agent and the calculation agent or our designee in respect of, and agree that none of the trustee, the paying agent or the calculation agent or our designee will be liable for, the determination of or our failure or delay to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes, and any losses suffered in connection therewith and (iii) will agree that none of the trustee, the paying agent or the calculation agent or our designee will have any obligation to determine, confirm or verify any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes (including any adjustments thereto), including in the event of any failure or delay by us to determine any Benchmark Transition Event, any Benchmark Replacement Date, any Benchmark Replacement, any Benchmark Replacement Adjustment and any Benchmark Replacement Conforming Changes.
All percentages resulting from any calculation of any interest rate for the applicable series of Fixed Rate/Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.
Definitions
Capitalized terms used but not otherwise defined in this section “Calculation of SOFR” shall have the following meanings:
"Benchmark Replacement Adjustment" means the first alternative set forth in the order below that can be determined by us or our designee (in consultation with us) as of the Benchmark Replacement Date:
(1) the spread adjustment (which may be a positive or negative value or zero) that has been (i) selected or recommended by the Relevant Governmental Body or (ii) determined by us or our designee (in consultation with us) in accordance with the method for calculating or determining such spread adjustment that has been selected or recommended by the Relevant Governmental Body, in each case for the applicable Unadjusted Benchmark Replacement;
(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;
(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us or our designee (in consultation with us) giving due consideration to industry-accepted spread adjustments (if any), or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.
"Benchmark Replacement Date" means the earliest to occur of the following events with respect to the then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or
(2) in the case of clause (3) of the definition of "Benchmark Transition Event," the date of the public statement or publication of information referenced therein.
For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.
"Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.
"Corresponding Tenor" with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustments) as the applicable tenor for the then-current Benchmark.
“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.
“ISDA Definitions” means the 2006 ISDA Definitions published by the ISDA or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.
“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.
“Relevant Governmental Body” means the Federal Reserve and/or the Federal Reserve Bank of New York (“NY Federal Reserve”), or a committee officially endorsed or convened by the Federal Reserve and/or the NY Federal Reserve or any successor thereto.
"Unadjusted Benchmark Replacement" means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
1.532% Fixed Rate Resetting Notes due 2026
Under the terms of the 1.532% Fixed Rate Resetting Notes due 2026, from (and including) the issue date to (but excluding) the Reset Date specified in the table above, the notes will bear interest at a rate of 1.532% per year (the “Initial Interest Rate”). From (and including) the Reset Date to (but excluding) the Maturity Date specified in the table above (the "Reset Period"), the applicable per annum interest rate (the "Subsequent Interest Rate") will be equal to the sum, as determined by the calculation agent, of the then-prevailing U.S. Treasury Rate (as defined below, such term subject to the provisions described below) on the Reset Determination Date specified in the table above, plus 1.250%.
"U.S. Treasury Rate" means, with respect to the Reset Period, the rate per annum equal to: (1) the yield, under the heading which represents the average for the week immediately prior to the Reset Determination Date, appearing in the most recently published statistical release designated "H.15", or any successor publication that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption "Treasury Constant Maturities", for the maturity of one year; or (2) if such release (or any successor release) is not published during the week immediately prior to the Reset Determination Date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Reset Determination Date.
The U.S. Treasury Rate will be determined by the calculation agent. If the U.S. Treasury Rate cannot be determined, for whatever reason, as described under (1) or (2) above, "U.S. Treasury Rate" means the rate in percentage per annum as notified by the calculation agent to the issuer equal to the yield on U.S. Treasury securities having a maturity of one year as set forth in the most recently published statistical release designated "H.15" under the caption "Treasury Constant Maturities" (or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities" for the maturity of one year) at 5:00 p.m. (New York City time) on the last available date preceding the Reset Determination Date on which such rate was set forth in such release (or any successor release).
"Comparable Treasury Issue" means, with respect to the Reset Period, the U.S. Treasury security or U.S. Treasury securities selected by the issuer with a maturity date on or about the last day of the Reset Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of one year.
"Comparable Treasury Price" means, with respect to the Reset Determination Date, (i) if five Reference Treasury Dealer Quotations (as defined below) for the Reset Determination Date are received, the arithmetic average of such Reference Treasury Dealer Quotations, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (ii) if fewer than five but more than one Reference Treasury Dealer Quotations for the Reset Determination Date are received, the arithmetic average of all such Reference Treasury Dealer Quotations, or (iii) if only one Reference Treasury Dealer Quotation for the Reset Determination Date is received, such Reference Treasury Dealer Quotation.
"Reference Treasury Dealer" means, with respect to the Reset Determination Date, each of up to five banks selected by the issuer, or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S dollars.
"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and the Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and offered prices (such prices being obtained by the issuer and furnished to the Calculation Agent) for the applicable Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, at 11:00 a.m. (New York City time) on the Reset Determination Date.
The calculation agent for the 1.532% Fixed Rate Resetting Notes due 2026 will be an independent financial institution of international standing that is not one of our affiliates, as appointed by us at our expense, or, if it is not reasonably practicable to appoint such a party, us or one of our affiliates, which we refer to as the calculation agent. The calculation agent will determine the Subsequent Interest Rate for the notes by reference to the then-prevailing U.S. Treasury Rate, on the Reset Determination Date. Promptly upon such determination, the calculation agent will notify the issuer and the trustee of the Subsequent Interest Rate.
Ranking
Our debt securities constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu without preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

No Set-off
In respect of the 3.571% Notes due 2023, the 1.532% Fixed Rate Resetting Notes due 2026, the 1.089% Fixed Rate/Floating Rate Notes due 2025, the 2.896% Fixed Rate/Floating Rate Notes due 2032 and the 1.673% Fixed Rate/Floating Rate Notes due 2027 , subject to applicable law, no holder of debt securities may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by us arising under or in connection with the debt securities or the relevant indenture, and each holder of the debt securities shall, by virtue of being the holder of the debt securities, be deemed to have waived all such rights of set-off, compensation or retention. Notwithstanding the preceding sentence, if any of the amounts owing to any holder of the applicable series of debt securities by us is discharged by set-off, such holder shall, unless such payment is prohibited by law, immediately pay us an amount equal to the amount of such discharge or, in the event of our winding-up or administration, the liquidator or administrator, as appropriate, and, until such time as payment is made, shall hold an amount equal to such amount in trust for us, or the liquidator or administrator, as appropriate and accordingly any such discharge shall be deemed not to have taken place.
Redemption
Tax Redemption
We have the option to redeem the debt securities of any series as a whole upon not less than 30 nor more than 60 days' notice to each holder of debt securities, on any interest payment date, at a redemption price equal to 100% of their principal amount together with any accrued but unpaid payments of interest, to the redemption date, or, in the case of discount securities, their accreted face amount, if we determine that as a result of a change in or amendment to the laws or regulations of any taxing jurisdiction, including any treaty to which such taxing jurisdiction is a party, or a change in an official application or interpretation of those laws or regulations, including a decision of any court or tribunal, which becomes effective on or after the date of the applicable prospectus supplement:
–in making any payments, on the particular series of debt securities, we have paid or will or would on the next interest payment date be required to pay Additional Amounts (as described below under the section “Payment of Additional Amounts”);
–payments, on the next interest payment date in respect of any of the series of debt securities, has been or would be treated as a "distribution," in each case within the meaning of Section 1000 of the Corporation Tax Act 2010 of the United Kingdom, or any statutory modification or re- enactment of the Act; or
–on the next interest payment date we were not or would not be entitled to claim a deduction in respect of the payments in computing our UK taxation liabilities, or the value of the deduction to us would be materially reduced.
In addition, with respect to the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, a redemption, as described above is subject to the satisfaction of the Regulatory Redemption Conditions (as defined below).
Optional Redemption
We have the right to redeem certain series of debt securities (as specified in the table above) at our option in whole but not in part, on the redemption date as specified in the table above, at a redemption price equal to 100% of the principal amount of such debt securities to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.
In addition, with respect to the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, such redemption is subject to satisfaction of the Regulatory Redemption Conditions (as defined below).
Loss Absorption Disqualification Call Option
Subject to the satisfaction of the Regulatory Redemption Conditions (as defined below), we have the right to redeem certain series of the debt securities (as specified in the table above), in whole but not in part, at any time, at a redemption price amount equal to 100% of the principal amount of the debt securities being redeemed plus accrued but unpaid interest, if any, to (but excluding) the date of redemption (the “Loss Absorption Disqualification Event Call Option”) if a Loss Absorption Disqualification Event (as defined below) has occurred and is continuing.
"Capital Rules" means at any time the regulations, requirements, guidelines and policies relating to capital resources requirements or capital adequacy then in effect and applicable to the Group (including, without limitation, any regulations, requirements, guidelines and policies of the Regulator as may from time to time be applicable to the Group).
"Group" means Santander UK and each other entity which is part of the UK prudential consolidation group (as that term, or its successor, is used in the Capital Rules) of which Santander UK is part from time to time.
“Loss Absorption Disqualification Event” means:
–at the time that any Loss Absorption Regulation (as defined below) becomes effective after the date of issuance of the applicable series of debt securities, and as a result of such Loss Absorption Regulation becoming so effective, in each case with respect to us, such debt securities are not or will not be eligible to qualify in full towards our minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments; or
–as a result of any amendment to, or change in, any Loss Absorption Regulation, or any change in the application or official interpretation of any Loss Absorption Regulation, in any such case becoming effective on or after the date of issuance of the applicable debt securities, such debt securities are or will be fully or partially excluded from our minimum requirements for (A) own funds and eligible liabilities and/or (B) loss absorbing capacity instruments, in each case, as such minimum requirements are applicable to us and determined in accordance with, and pursuant to, the relevant Loss Absorption Regulations; provided that a Loss Absorption Disqualification Event shall not occur where the exclusion of such debt securities from the relevant minimum requirement(s) is due to the remaining maturity of such debt securities being less than any period prescribed by any applicable eligibility criteria for such minimum requirements under the relevant Loss Absorption Regulations effective with respect to us or the Group on the date of issuance of such debt securities.
"Loss Absorption Regulations" means, at any time, the laws, regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments of the United Kingdom, the PRA, the United Kingdom resolution authority, the Financial Stability Board and/or of the European Parliament or of the Council of the European Union then in effect in the United Kingdom including, without limitation to the generality of the foregoing, any delegated or implementing acts (such as regulatory technical standards) adopted by the European Commission which are applicable to the United Kingdom and any regulations, requirements, guidelines, rules, standards and policies relating to minimum requirements for own funds and eligible liabilities and/or loss absorbing capacity instruments adopted by the PRA and/or the United Kingdom resolution authority from time to time (whether or not such regulations, requirements, guidelines, rules, standards or policies are applied generally or specifically to us or to the Group).
"PRA" means the Prudential Regulation Authority of the United Kingdom.
"Regulator" means (i) in respect of the of the 3.823% Fixed Rate/Floating Rate Notes due 2028, the 3.373% Fixed Rate/Floating Rate Notes due 2024, the 4.796% Fixed Rate/Floating Rate Notes due 2024 and the 1.532% Fixed Rate Resetting Notes due 2026 the PRA or such successor or other authority having primary responsibility for the prudential supervision of us. and (ii) in respect of the 1.089% Fixed Rate/Floating Rate Notes due 2025, the 2.896% Fixed Rate/

Floating Rate Notes due 2032 and the 1.673% Fixed Rate/Floating Rate Notes due 2027, (a) the Bank of England, in its capacity as the PRA, or such successor or other authority having primary responsibility for the prudential supervision of the issuer and the Group and/or (b) the Bank of England or such other successor or other authority designated as the United Kingdom resolution authority or otherwise having primary responsibility for the resolution of financial institutions in the United Kingdom, as applicable in accordance with the Capital Rules.
"Regulatory Approval" means, at any time, such approval, consent or prior permission by, or notification required within prescribed periods to, the Regulator, or such waiver of the then prevailing Loss Absorption Regulations from the Regulator, as is required under the then prevailing Loss Absorption Regulations.
"Regulatory Preconditions" means if, at the time of a redemption or purchase, the prevailing Loss Absorption Regulations permit the redemption or purchase after compliance with any pre-conditions, we have complied with such pre-conditions.
"Regulatory Redemption Conditions" means: (a)we have obtained Regulatory Approval; and (b)we are in compliance with the Regulatory Preconditions.
Payment of Additional Amounts
3.571% Notes due 2023, Fixed Rate/Floating Rate Notes and 1.532% Fixed Rate Resetting Notes due 2026
Under the terms of the 3.571% Notes due 2023, the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, amounts to be paid on the applicable series of debt securities will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of the country in which we are organized or any political subdivision or authority thereof or therein having the power to tax (the “taxing jurisdiction”), unless such deduction or withholding is required by fiscal or other laws, regulations and directives. If at any time a taxing jurisdiction requires us to make such deduction or withholding, we will pay additional amounts with respect to the principal of, interest and any other payments on, the senior debt securities (for purposes of the senior debt securities only, “Additional Amounts”) that are necessary in order that the net amounts paid to the holders of those debt securities, after the deduction or withholding, shall equal the amounts which would have been payable on that series of debt securities if the deduction or withholding had not been required. However, this will not apply to any such amount that would not have been payable or due but for the fact that:
–the holder or the beneficial owner of the debt securities is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or physically present in, a taxing jurisdiction or otherwise having some connection with the taxing jurisdiction other than the holding or ownership of a debt security, or the collection of any payment of, or in respect of, principal of, or any interest or other payment on, any debt security of the relevant series;
–except in the case of a winding up in the UK, the relevant debt security is presented (where presentation is required) for payment in the UK;
–the relevant debt security is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the holder would have been entitled to the Additional Amounts on presenting the debt security for payment at the close of that 30 day period;
–the holder or the beneficial owner of the relevant debt security or the beneficial owner of any payment of or in respect of principal of, or any interest or other payment on, the debt security failed to comply with a request by us or the liquidator or other authorized person addressed to the holder (x) to provide information concerning the nationality, residence or identity of the holder or the beneficial owner or (y) to make any declaration or other similar claim to satisfy any information requirement, which, in the case of (x) or (y) is required or imposed by a statute, treaty, regulation or administrative practice of a taxing jurisdiction as a precondition to exemption from all or part of the tax, assessment or other governmental charge; or
–any combination of the above items;
nor shall Additional Amounts be paid with respect to the principal of, premium, if any, and any interest on, the debt securities to any holder who is a fiduciary or partnership or settlor with respect to such fiduciary or a member of such partnership other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any taxing jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the holder. For the avoidance of doubt, all payments in respect of the debt securities will be made subject to any withholding or deduction required pursuant to any fiscal or other laws, regulations and directives, including FATCA, and we shall not be required to pay Additional Amounts with respect to the principal of, interest and any other payments on, the debt securities on account of any such deduction or withholding required pursuant to FATCA.
Modification and Waiver
Fixed Rate Notes
Under the terms of the Fixed Rate Notes, we and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities, including, to the extent necessary, to give effect to the exercise by the relevant UK resolution authority of the UK bail-in power, including the bail-in consent. Other modifications and amendments may be made to the indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would (unless such modification or amendment is a result of the exercise of the UK bail-in power by the relevant UK resolution authority):
–change the stated maturity of the principal amount of any debt security;
–reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;
–change any obligation to pay Additional Amounts;
–change the currency of payment;
–impair the right to institute suit for the enforcement of any payment due and payable;
–reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the indenture or to waive compliance with certain provisions of the indenture and any past Event of Default, (as such term is defined below); or
–modify the above requirements or requirements regarding waiver of past defaults.
Fixed Rate/Floating Rate Notes and 1.532% Fixed Rate Resetting Notes due 2026
Under the terms of the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, we and the trustee may make certain modifications and amendments of the applicable indenture with respect to any series of debt securities without the consent of the holders of the debt securities, including, to the extent necessary, to give effect to the exercise by the relevant UK resolution authority of the UK bail-in power, including the bail-in consent.
In addition, under the terms of the 1.532% Fixed Rate Resetting Notes due 2026, 1.089% Fixed Rate/Floating Rate Notes due 2025, the 2.896% Fixed Rate/Floating Rate Notes due 2032 and the 1.673% Fixed Rate/Floating Rate Notes due 2027, we and the trustee may make modifications and amendments of the indenture without the consent of the holders to conform the provisions thereof to the description of such debt securities included in the prospectus under which they were offered.

Other modifications and amendments may be made to the relevant indenture with the consent of the holder or holders of not less than a majority in aggregate outstanding principal amount of the debt securities of the series outstanding under the relevant indenture that are affected by the modification or amendment, voting as one class. However, no modifications or amendments may be made without the consent of the holder of each debt security affected that would (unless such modification or amendment is a result of the exercise of the UK bail-in power by the relevant UK resolution authority):
–change the stated maturity of the principal amount of any debt security;
–reduce the principal amount of, the interest rates, or any premium payable upon the redemption of, or the payments with respect to any debt security;
–reduce the amount of principal on any original issue discount security;
–change any obligation to pay Additional Amounts;
–change the currency of payment of the principal amount of, premium or interest on any debt security;
–impair the right to institute suit for the enforcement of any payment due and payable;
–reduce the percentage in aggregate principal amount of outstanding debt securities of the series necessary to modify or amend the relevant indenture or to waive compliance with certain provisions of the relevant indenture and any past Event of Default, (as such term is defined in the relevant indenture); or
–modify the above requirements or requirements regarding waiver of past defaults.

Events of Default, Defaults and Events of Default and Remedies
Events of Default
With respect to the Fixed Rate Notes for which “Events of Default” is indicated in the table above, each of the following is an “Event of Default”:
–Failure to pay any principal or interest on any debt securities of that series within 14 days from the due date for payment and the principal or interest has not been duly paid within a further 14 days following written notice from the trustee or from holders of 25% in outstanding principal amount of the debt securities of that series to us requiring the payment to be made. It shall not, however, be an Event of Default if during the 14 days after the notice, we satisfy the trustee that such sums were not paid in order to comply with a law regulation or order of any court of competent jurisdiction. Where there is doubt as to the validity or applicability of any such law, regulation or order, it shall not be an Event of Default if we act on the advice given to us during the 14 day period by independent legal advisers approved by the trustee; or
–Breach of any covenant or warranty of the relevant indenture (other than as stated above with respect to payments when due) and that breach has not been remedied or waived within 60 days of receipt of a written notice from holders of at least 25% in outstanding principal amount of the debt securities of that series requiring the breach to be remedied; or
–Either a court of competent jurisdiction issues an order which is not successfully appealed within 30 days, or an effective shareholders’ resolution is validly adopted, for our winding-up (other than under or in connection with a scheme of reconstruction, merger or amalgamation not involving bankruptcy or insolvency).
If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in outstanding principal amount of the debt securities of the applicable series may at their discretion declare the debt securities of that series to be due and repayable immediately (and the debt securities of that series shall thereby become due and repayable) at their outstanding principal amount (or at such other repayment amount as may be specified in or determined in accordance with the relevant prospectus supplement) together with accrued interest, if any, as provided in the prospectus supplement. The trustee may at its discretion and without further notice institute such proceedings as it may think suitable, against us to enforce payment. Subject to the indenture provisions for the indemnification of or provision of security to the trustee, the holder(s) of a majority in aggregate principal amount of the outstanding debt securities of any series shall have the right to direct any trust or power conferred on the trustee with respect to the series. However, this direction must not be in conflict with any rule of law or the indenture and must not be unjustly prejudicial to the holder(s) of any debt securities of that series not taking part in the direction, as determined by the trustee. The trustee may also take any other action, consistent with the direction, that it deems proper.
Defaults and Events of Default
With respect to the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026 for which “Defaults and Events of Default” is indicated in the table above, subject to certain exceptions, it will be an “Event of Default” only if an order is made or entered by an English court which is not successfully appealed within 30 days after the date such order was made or entered for our winding up or an effective resolution is validly adopted by our shareholders for our winding up (in either case, other than in connection with a scheme of amalgamation or reconstruction not involving bankruptcy or insolvency). If an event of default occurs and is continuing with respect to a series of debt securities (except in any such case for a solvent winding-up solely for the purpose of a merger, reconstruction or amalgamation of us, the terms of which reorganization, reconstruction or amalgamation (i) have previously been approved in writing by a majority of holders and (ii) do not provide that the debt securities shall thereby become redeemable or repayable in accordance with the terms of the debt securities), the trustee may, and if so requested by the holders of not less than 25% in principal amount of the outstanding debt securities will, declare the principal amount together with accrued interest, if any, with respect to the debt securities due and payable immediately, by a notice in writing to us (and to the trustee if given by the holder or holders), and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable.
With respect to the 3.823% Fixed Rate/Floating Rate Notes due 2028, the 3.373% Fixed Rate/Floating Rate Notes due 2024 and the 4.796% Fixed Rate/Floating Rate Notes due 2024 at any time after such declaration, but before a judgement or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the debt securities, by written notice to us and the trustee, may rescind or annul such declaration of acceleration and its consequences, but only if we have paid to or deposited with the trustee a sum sufficient to pay:
–the principal of the debt securities which has become due otherwise than by such declaration of acceleration and any due and payable interest, and overdue interest, if any, thereon at the relevant rate; and
–all sums paid or advanced by the trustee pursuant to the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel.
With respect to the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, subject to the paragraph below relating to circumstances in which a relevant failure will not be a default, it will be a default with the respect to a series of debt securities if:
–we fail to pay an instalment of interest upon any of the debt securities and such default continues for 14 days; or
–we fail to pay the principal of the debt securities at their maturity and such failure continues for 14 days.
If a default occurs, the trustee may institute proceedings in England (but not elsewhere) for our winding up; provided that the trustee may not, upon the occurrence of a default on the debt securities, accelerate the maturity of any principal, interest or other amount in respect of any of the debt securities (except in a winding up as provided above).

Notwithstanding the foregoing, failure to make any payment in respect of a series of debt securities will not be a default in respect of such debt securities if such payment is withheld or refused:
–in order to comply with any fiscal or other law or regulation or with the order of any court of competent jurisdiction, in each case applicable to such payment; or
–in case of doubt as to the validity or applicability of any such law, regulation or order, in accordance with advice given as to such validity or applicability at any time during the said grace period of 14 days by independent legal advisers acceptable to the trustee, provided, however, that the trustee may, by notice to us, require us to take such action (including but not limited to proceedings for a declaration by a court of competent jurisdiction) as the trustee may be advised in an opinion of counsel, upon which opinion the trustee may conclusively rely, is appropriate and reasonable in the circumstances to resolve such doubt, in which case, we will forthwith take and expeditiously proceed with such action and will be bound by any final resolution of the doubt resulting therefrom. If any such resolution determines that the relevant payment can be made without violating any applicable law, regulation or order then the preceding sentence will cease to have effect and the payment will become due and payable on the expiration of the relevant grace period of 14 days after the trustee gives written notice to us informing us of such resolution.
Limitation of Remedies
The holder or holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may waive any past default with respect to the series, except a default in respect of the payment of interest, if any, or principal of (or premium, if any) or payments on any debt security or a covenant or provision of the applicable indenture which cannot be modified or amended without the consent of each holder of debt securities of such series. The holders shall provide written notice to the trustee of such waiver.
Subject to the provisions of the relevant indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee will be under no obligation to any holder or holders of the debt securities of the series, unless they have offered reasonable indemnity or security satisfactory to the trustee.
The indentures provide that the trustee will, within 90 days after the occurrence of an Event of Default of which a responsible officer of the trustee has written notice with respect to the debt securities of any series known to it, give to each holder of the debt securities of the affected series notice of the Event of Default unless the Event of Default has been cured or waived. However, the trustee shall be protected in withholding notice if it determines in good faith that withholding notice is in the interest of the holders.
We are required to furnish to the trustee annually a statement as to our compliance with all conditions and covenants under the indentures.
Covenants
Fixed Rate Notes
Under the terms of the Fixed Rate Notes, the United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us to withhold or deduct amounts from payments of principal or interest on the applicable series of debt securities, for taxes or other governmental charges. If such a withholding or deduction is required, we may be required to pay additional amounts such that the net amount paid to holders of such debt securities, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.
All payments in respect of the applicable series of debt securities will be made subject to any withholding or deduction required pursuant to FATCA, and we shall not be required to pay additional amounts with respect to the principal of, interest and any other payments on, such debt securities on account of any such deduction or withholding required pursuant to FATCA.
We can legally release ourselves from any payment or other obligations on the applicable series of debt securities, except for various obligations described below, if such debt securities have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year or are to be exchanged for stock or other securities and notice of such exchange has been given and we deposit in trust with the trustee for the benefit of the holders of such debt securities and the benefit of all other direct holders of such debt securities, a combination of money or U.S. government obligations (with respect to securities denominated in dollars) or foreign government obligations (with respect to securities denominated in the same foreign currency) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under the section “Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. However, even if we take these actions, a number of our obligations under the indenture will remain.
The 2015 Senior Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities, including, among other things, through the incurrence of additional indebtedness
Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026
Under the terms of the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, the United Kingdom (or any political subdivision thereof or therein having the power to tax) may require us to withhold or deduct amounts from payments of principal or interest on the applicable series of debt securities, for taxes or other governmental charges. If such a withholding or deduction is required, we may be required to pay additional amounts such that the net amount paid to holders of the debt securities, after such deduction or withholding, equals the amount that would have been payable had no such withholding or deduction been required.
All payments in respect of the debt securities will be made subject to any withholding or deduction required pursuant to FATCA, and we shall not be required to pay additional amounts with respect to the principal of, interest and any other payments on, the debt securities on account of any such deduction or withholding required pursuant to FATCA.
We can legally release ourselves from any payment or other obligations on the applicable series of debt securities, except for various obligations described below, if, inter alia, either:
–all debt securities of such series theretofore authenticated and delivered have been delivered to the trustee for cancellation; or
–the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year or are to be exchanged for stock or other securities and notice of such exchange has been given; and
we deposit in trust with the trustee for the benefit of all direct holders of debt securities, a combination of money or U.S. government obligations (with respect to securities denominated in dollars) or foreign government obligations (with respect to securities denominated in the same foreign currency) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates. In addition, on the date of such deposit, we must not be in default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described under the section “Defaults and Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded. However, even if we take these actions, a number of our obligations under the relevant indenture will remain.
Any discharge will be subject to the consent of the PRA, if required.
The 2017 Senior Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities against a reduction in our creditworthiness in the event of a highly leveraged transaction or that would prohibit other transactions that might adversely affect holders of the debt securities, including, among other things, through the incurrence of additional indebtedness.
Agreement with Respect to the Exercise of UK Bail-in Power
Notwithstanding any other term of the debt securities, the indentures or any other agreements, arrangements, or understandings between us and any holder of debt securities, by its acquisition of the debt securities, each holder of debt securities (including each holder of a beneficial interest in the debt securities) acknowledges, accepts, agrees to be bound by and consents to: (a) the effect of the exercise of a U.K. bail-in power (as defined below) by the relevant UK resolution authority (as defined below) whether or not imposed with prior notice, that may include and result in any of the following, or some combination thereof: (i) the reduction of all, or a portion, of the Amounts Due (as defined below); (ii) the conversion of all, or a portion, of the Amounts Due on the debt securities into shares, other securities or other obligations of ours or another person (and the issue to or conferral on the holders of debt securities of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of the debt securities; (iii) the cancellation of the debt securities; (iv) the amendment or alteration of the maturity of the debt securities or amendment of the amount of interest payable on the debt securities, or the date on which the interest becomes payable, including by suspending payment for a temporary period; and (b) the variation of the terms of the debt securities, if necessary, to give effect to the exercise of the UK bail-in power by the relevant UK resolution authority.
For these purposes, “Amounts Due” are the principal amount of, and accrued but unpaid interest, including any Additional Amounts (as defined above) due on, the debt securities. References to principal and interest will include payments of principal and interest that have become due and payable but which have not been paid, prior to the exercise of any UK bail-in power by the relevant UK resolution authority.
The “UK bail-in power” is any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the United Kingdom, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms as amended from time to time (“BRRD”), including but not limited to the UK Banking Act 2009, as the same may be amended form time to time, including by the Financial Services (Banking Reform) Act 2013 (the “Banking Act”), and the instruments, rules and standards created thereunder, pursuant to which: (i) any obligation of a regulated entity (or other affiliate of such regulated entity) can be reduced, cancelled, modified, or converted into shares, other securities, or other obligations of such regulated entity or any other person (or suspended for a temporary period); and (ii) any right in a contract governing an obligation of a regulated entity may be deemed to have been exercised.
We refer to such agreements and acknowledgments with respect to the exercise of the UK bail-in power as the “bail-in consent.”
A reference to a “regulated entity” is to any BRRD undertaking as such term is defined under the PRA Rulebook promulgated by the United Kingdom Prudential Regulation Authority, as amended form time to time, which includes, certain credit institutions, investment firms, and certain of their parent or holding companies and a reference to the “relevant UK resolution authority” is to the Bank of England or any other authority with the ability to exercise a UK bail-in power.
No Amounts Due on any series of debt securities, will become due and payable or be paid after the exercise of any UK bail-in power by the relevant UK resolution authority if and to the extent such Amounts Due have been reduced, converted, cancelled, amended or altered as a result of such exercise.
By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities), to the extent permitted by the Trust Indenture Act, will waive any and all claims, in law and/or in equity, against the trustee for, agree not to initiate a suit against the trustee in respect of, and agree that the trustee will not be liable for, any action that the trustee takes, or abstains from taking, in either case in accordance with the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities.
Upon the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities, we will provide a written notice to the holders of the debt securities through DTC as soon as practicable regarding such exercise of the UK bail-in power. We will also deliver a copy of such notice to the trustee for information purposes.
Neither a reduction or cancellation, in part or in full, of the Amounts Due, the conversion thereof into another security or obligation of us or another person, as a result of the exercise of the UK bail-in power by the relevant UK resolution authority with respect to us, nor the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities will be an Event of Default with respect to such debt securities.
By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) acknowledges and agrees that neither a cancellation or deemed cancellation of the principal or interest (in each case, in whole or in part), nor the exercise of the UK bail-in power by the relevant UK resolution authority with respect to the debt securities will give rise to an default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act.
By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) acknowledges and agrees that, upon the exercise of the UK bail-in power by the relevant UK resolution authority, (a) the trustee will not be required to take any further directions from the holders of debt securities with respect to any portion of the debt securities that are written-down, converted to equity and/or cancelled under Section 5.12 (Control by Holders) of the relevant indenture, and (b) the relevant indenture will not impose any duties upon the trustee whatsoever with respect to the exercise of any UK bail-in power by the relevant UK resolution authority. Notwithstanding the foregoing, if, following the completion of the exercise of the UK bail-in power by the relevant UK resolution authority, the debt securities remain outstanding (for example, if the exercise of the UK bail-in power results in only a partial write-down of the principal of the debt securities), then the trustee's duties under the relevant indenture shall remain applicable with respect to the debt securities following such completion to the extent that we and the trustee shall agree pursuant to another supplemental indenture or an amendment to the relevant indenture; provided, however, that notwithstanding the exercise of the UK bail-in power by the relevant UK authority, so long as any debt securities remain outstanding, there will at all times be a trustee for the debt securities in accordance with the relevant indenture, and the resignation and/or removal of the trustee and the appointment of a successor trustee will continue to be governed by the relevant indenture, including to the extent no additional supplemental indenture or amendment is agreed upon in the event the debt securities remain outstanding following the completion of the exercise of the UK bail-in power.
By its acquisition of the debt securities, each holder of the debt securities (including each holder of a beneficial interest in the debt securities) shall be deemed to have authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such debt securities to take any and all necessary action, if required, to implement the exercise of any UK bail-in power with respect to such debt securities as it may be imposed, without any further action or direction on the part of such holder or the trustee. In addition, the exercise of the UK bail-in power may require that interests in the debt securities be held and/or other actions implementing the UK bail-in power to be taken, as the case may be, through clearing systems, intermediaries or persons other than DTC.
Consolidation, Merger and Sale of Assets; Assumption
3.571% Notes due 2023, Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026
Under the terms of the 3.571% Notes due 2023, the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, we may, without the consent of the holders of the applicable series of debt securities, consolidate or amalgamate with, merge into or transfer or lease our property and assets substantially as an entirety to any person, provided that any successor corporation formed by any consolidation or amalgamation, or any transferee or lessee of our assets, is a company organized under the laws of England and Wales, the laws of any member state of the European Union (as the same may be constituted from time to time), the laws of any state of the United States, the laws of any province of Canada, the laws of Australia or the laws of New Zealand, that assumes, by a supplemental indenture, our obligations on the debt securities and under the indentures, and we procure the delivery of a customary officer’s certificate and legal opinion providing that the conditions precedent to the transaction have been complied with.
Subject to applicable law and regulation, a holding company of us or any of our wholly-owned subsidiaries (the “successor entity”) may assume our obligations under the applicable series of debt securities without the consent of any holder; provided that:
–the successor entity expressly assumes such obligations by an amendment to the relevant indenture, in a form satisfactory to the trustee, and we, by an amendment to the relevant indenture, unconditionally guarantee all of such successor entity's obligations under the debt securities of such series and the relevant indenture, as so modified by such amendment;
–the successor entity confirms in such amendment to the relevant indenture that any Additional Amounts under the debt securities of the series will be payable in respect of taxes imposed by the jurisdiction in which the successor entity is incorporated, subject to exceptions equivalent to those that apply to any obligation to pay Additional Amounts in respect of taxes imposed by our taxing jurisdiction, rather than taxes imposed by the taxing jurisdiction in which the successor entity is incorporated;
–immediately after giving effect to such assumption of obligations, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, with respect to the debt securities of such series shall have occurred and be continuing.
The successor entity that assumes our obligations will also be entitled to redeem the debt securities of the relevant series in the circumstances described under “Redemption” above with respect to any change or amendment to, or change in the application or official interpretation of, the laws or regulations (including any treaty) of the successor entity's jurisdiction of incorporation which occurs after the date of the assumption.
The Trustee and Paying Agent
With respect to the 3.571% Notes due 2023, the Fixed Rate/Floating Rate Notes and the 1.532% Fixed Rate Resetting Notes due 2026, Citibank, N.A., 388 Greenwich Street, New York, New York 10013, United States, is the trustee and paying agent (as successor to Wells Fargo Bank, National Association pursuant to an agreement of resignation, appointment and acceptance dated March 4, 2021 among us, the trustee and Wells Fargo Bank, National Association).
With respect to the Fixed Rate/Floating Rate Notes, Citibank, N.A., is also the calculation agent.
Governing Law
The debt securities, the 2015 Senior Indenture and the 2017 Senior Indenture are governed by and construed in accordance with the laws of the State of New York.